                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

FILED BY THE REGISTRANT /X/       FILED BY A PARTY OTHER THAN THE REGISTRANT / /

--------------------------------------------------------------------------------

Check the appropriate box:
/ / Preliminary Proxy Statement
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12 / / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))

                              GENZYME CORPORATION
                (Name of Registrant as Specified In Its Charter)

                              GENZYME CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
/X/ No fee required.
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

    2) Aggregate number of securities to which transaction applies:

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    4) Proposed maximum aggregate value of transaction:

    5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    2) Form, Schedule or Registration Statement No.:

    3) Filing Party:

    4) Date Filed:

--------------------------------------------------------------------------------

                               GENZYME CORPORATION

               ONE KENDALL SQUARE, CAMBRIDGE, MASSACHUSETTS 02139
                                 (617) 252-7500

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

     The annual meeting of the stockholders of Genzyme Corporation, a Massachusetts corporation, will be held at the Harrison Conference Center at the Bank of Boston, 100 Federal Street, Boston, Massachusetts, at 2:00 p.m. on Thursday, May 28, 1998 for the following purposes:

     1.   To elect two directors of the Company.

     2. To vote on a proposed amendment to the Company's 1990 Employee Stock Purchase Plan to increase the number of shares of General Division Common Stock available for issuance under the plan by 250,000 shares.

     3. To vote on a proposed amendment to the Company's 1990 Employee Stock Purchase Plan to increase the number of shares of Tissue Repair Division Common Stock available for issuance under the plan by 350,000 shares.

     4. To vote on a proposal to approve the Genzyme Corporation 1998 Director Stock Option Plan.

     5. To transact such other business as may properly come before the meeting.

     Only stockholders of record at the close of business on March 30, 1998 will be entitled to vote at the meeting.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE YOUR PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE MEETING AND WISH TO VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.

                                        By order of the Board of Directors,
                                        Peter Wirth
Dated:  April 15, 1998                  Clerk

                               GENZYME CORPORATION

               ONE KENDALL SQUARE, CAMBRIDGE, MASSACHUSETTS 02139
                            TELEPHONE (617) 252-7500

                                  ---------------

                                 PROXY STATEMENT

                                 ---------------

                               GENERAL INFORMATION

     The enclosed proxy is solicited on behalf of the Board of Directors of Genzyme Corporation (the "Company" or "Genzyme") for use at the annual meeting of stockholders to be held on Thursday, May 28, 1998, at the time and place set forth in the foregoing notice and at any adjournments thereof.

     The authority granted by an executed proxy may be revoked at any time before its exercise by filing with the Clerk of the Company a written revocation or a duly executed proxy bearing a later date or by voting in person at the meeting. Shares represented by valid proxies will be voted in accordance with the specifications in the proxies. If no specifications are made, the proxies will be voted to elect the directors nominated by the Board of Directors and to approve the other proposals listed in the notice on the cover page of this proxy statement.

     On March 30, 1998, the Company had outstanding 78,249,474 shares of General Division Common Stock ("GGD Stock"), 20,052,057 shares of Tissue Repair Division Common Stock ("GTR Stock") and 3,928,571 shares of Molecular Oncology Division Common Stock ("GMO Stock"), which are series of its only outstanding class of voting stock. The holders of GGD Stock, GTR Stock and GMO Stock will vote together as a single class on all matters that will be presented for consideration at the meeting. Each share of GGD Stock entitles the holder thereof to one vote, each share of GTR Stock entitles the holder thereof to .33 votes, and each share of GMO Stock entitles the holder thereof to .25 votes. Only stockholders of record at the close of business on March 30, 1998 will be entitled to vote at the meeting. A majority in interest of the outstanding shares of GGD Stock, GTR Stock and GMO Stock considered together as a single class, represented at the meeting in person or by proxy, constitutes a quorum for the transaction of business.

     The approximate date on which this proxy statement and accompanying proxy are first being sent or given to stockholders is April 15, 1998.

Dated:   April 15, 1998

                                 SHARE OWNERSHIP

     The following table and footnotes set forth certain information as of December 31, 1997 regarding the ownership of each series of Genzyme common stock by persons known by the Company to be beneficial owners of more than 5% of any series of Genzyme common stock. Unless otherwise indicated in the footnotes, each stockholder has sole voting and investment power with respect to the shares listed in the table.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

====================================================================================================================
                                                                 NUMBER OF SHARES BENEFICIALLY OWNED
                                                  GGD                        GTR                    GMO
                                                 STOCK       PERCENT        STOCK        PERCENT   STOCK    PERCENT
                                                 -----       -------        -----        -------   -----    -------

Amerindo Investment Advisors Inc. (1)                  0         --       2,032,500       10.2       --       --
One Embarcadero Center, Suite 2300
San Francisco, CA 94111

State of Wisconsin Investment Board (2)        2,075,000        2.7       1,824,148        9.2       --       --
P.O. Box 7842
Madison, WI 53707

The Equitable Companies Incorporated (3)       4,578,675        5.9              55         *        --       --
1290 Avenue of the Americas
New York, NY 10104

Wellington Management Co., L.L.P. (4)          9,835,154       12.7         221,032         *        --       --
75 State Street
Boston, MA 02109
====================================================================================================================

* Indicates less than 1%

(1) Amerindo Investment Advisors Inc., a California corporation ("Amerindo"), and Amerindo Investment Advisors, Inc., a Panama corporation ("Amerindo Panama" and together with Amerindo, the "Amerindo Companies"), are registered investment advisors, and in this capacity may be deemed to be the beneficial owners of the securities listed. Clients of the Amerindo Companies have the right to receive and direct the receipt of dividends and proceeds from sales of shares disposed of by the Amerindo Companies. No single client of the Amerindo Companies owns more than 5% of the shares reported. Amerindo has shared voting and dispositive power over 1,997,500 shares of GTR Stock, and Amerindo Panama has shared voting and dispositive power over 35,000 shares of GTR Stock. Messrs. Alberto Vilar and Gary Tanaka, who are the sole stockholders and directors of the Amerindo Companies, have shared voting and dispositive power over all of the shares shown. Each of the Amerindo Companies and Messrs. Vilar and Tanaka disclaim beneficial ownership of all of the shares reported. This information is based on a Schedule 13G/A for the year ended December 31, 1997 filed by the Amerindo Companies and Messrs. Vilar and Tanaka with the Securities and Exchange Commission ("SEC") for the shares of GTR Stock.

(2) The State of Wisconsin Investment Board ("SWIB") is a government agency that manages public pension funds. SWIB retains sole voting and dispositive power for all of the shares shown. The information is based on a Form 13F for the quarter ended December 31, 1997 for the GGD Stock and a Schedule 13G for the year ended December 31, 1997 for the shares of GTR Stock filed by SWIB with the SEC.

(3) Consists of shares that may be deemed to be beneficially owned by The Equitable Companies Incorporated ("The Equitable"); AXA-UAP, which beneficially owns a majority interest in The Equitable; and Alpha Assurances Vie Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, and AXA Courtage Assurance Mutuelle (collectively, the "Mutuelles AXA"), as a group which beneficially owns a majority interest in AXA-UAP. Alliance Capital Management L.P. ("Alliance"), a registered investment advisor and a subsidiary of The Equitable, beneficially owns 4,037,055 shares of GGD Stock and has the sole power to dispose or direct the disposition of all of such shares. Of such shares, Alliance has sole power to vote or direct the vote of 1,032,610 shares of GGD Stock and shared power to vote or direct the vote of 2,889,200 shares of GGD Stock. Another subsidiary of The Equitable has the sole power to dispose or direct the disposition of

323,800 shares of GGD Stock and the sole power to vote or direct the vote of such shares. A third subsidiary of The Equitable has the sole power to vote or direct the vote of 3,500 shares of GGD Stock. Each of the subsidiaries of The Equitable operates under independent management and makes independent voting and investment decisions. A subsidiary of AXA-UAP has the sole power to vote or direct the vote of, and to dispose or direct the disposition of, 213,220 shares of GGD Stock. Neither AXA-UAP nor the Mutuelles AXA has voting or disposition power with respect to any of the shares listed. This information is based on a
Schedule 13G for the year ended December 31, 1997 for the shares of GGD Stock filed by The Equitable with the SEC on behalf of itself, AXA-UAP and the Mutuelles AXA, and a Form 13F for the quarter ended December 31, 1997 for the shares of GTR Stock filed by Alliance with the SEC.

(4) Wellington Management Co., L.L.P. ("WMC") is a registered investment advisor, and in this capacity may be deemed to be the beneficial owner of the shares listed. The clients of WMC have the right to receive or direct the receipt of dividends and proceeds from sales of shares disposed of by WMC. No single client of WMC owns more than 5% of the shares reported. WMC has shared power to dispose or to direct the disposition of all of the shares shown and has shared power to vote or to direct the vote with respect to 5,361,554 of the shares shown. This information is based on a Schedule 13G/A for the year ended December 31, 1997 for the shares of GGD Stock and on a Form 13F for the quarter ended December 31, 1997 for the shares of GTR Stock filed by WMC with the SEC.

                                ----------------

     The following table and footnotes set forth certain information as of March 31, 1998 regarding the ownership of Genzyme common stock and the common stock of Genzyme Transgenics Corporation ("GTC"), an affiliate of the Company, by the executive officers of the Company named in the Summary Compensation Table below, each director of the Company and all current executive officers and directors of the Company as a group. Unless otherwise indicated in the footnotes, each director and executive officer has sole voting and investment power with respect to the shares listed in the table.

             SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

===============================================================================================
                                                  NUMBER OF SHARES BENEFICIALLY OWNED(1)
                                    GGD                  GTR                   GMO
                                   STOCK     PERCENT    STOCK   PERCENT       STOCK    PERCENT
                                   -----     -------    -----   -------       -----    -------
Henri A. Termeer (2)            1,022,970     1.3      191,061      *        28,622       *
David J. McLachlan                285,539      *        44,550      *         6,000       *
Alan E. Smith (3)                 152,595      *        32,493      *        10,000       *
G. Jan van Heek (4)               105,107      *        36,151      *         3,000       *
Peter Wirth                        71,967      *        22,565      *        10,000       *
Constantine E. Anagnostopoulos     38,000      *        12,429      *         2,700       *
Douglas A. Berthiaume (5)          44,100      *        27,394      *         2,700       *
Henry E. Blair (6)                 46,600      *        17,670      *         2,700       *
Robert J. Carpenter (7)            30,113      *        28,743      *         2,700       *
Charles L. Cooney (8)              42,470      *        16,469      *         2,700       *
Henry R. Lewis                     38,600      *         9,615      *         2,700       *
All current executive           2,164,512     2.8      546,591     2.7       91,822      2.3
officers and directors
  as a group (16 persons)(9)
===============================================================================================

* Indicates less than 1%

(1) The share numbers reported in the table above include the following stock options exercisable within the 60-day period following March 31, 1998:

=======================================================================================
                                          GGD                GTR               GMO
                                      STOCK OPTIONS    STOCK OPTIONS      STOCK OPTIONS
                                      -------------    -------------      -------------
Henri A. Termeer                         938,700          155,509             26,400
David J. McLachlan                       272,308           38,512              6,000
Alan E. Smith                            152,308           30,847             10,000
G. Jan van Heek                          101,860           28,788              3,000
Peter Wirth                               70,708           21,002             10,000
Constantine E. Anagnostopoulos            36,000           11,829              2,700
Douglas A. Berthiaume                     37,600           14,666              2,700
Henry E. Blair                            21,600           13,586              2,700
Robert J. Carpenter                       14,400           10,739              2,700
Charles L. Cooney                         20,000           13,488              2,700
Henry R. Lewis                            28,000            9,362              2,700
All current executive officers and     1,966,873          435,220             89,600
  directors as a group (16 persons)
=======================================================================================

The shares listed above in this footnote for Mr. van Heek and for all current officers and directors as a group include 14,018 and 1,817 shares of GGD Stock and GTR Stock, respectively, subject to stock options held by Mr. van Heek's wife. Mr. van Heek disclaims beneficial ownership of shares held by his wife.

(2) In addition, Mr. Termeer owns 9,500 shares of GTC common stock and holds options to purchase 10,000 shares of GTC common stock that are exercisable within the 60-day period following March 31, 1998, which represent less than 1% of the outstanding shares of GTC common stock.

(3) In addition, Dr. Smith holds options to purchase 12,000 shares of GTC common stock that are exercisable within the 60-day period following March 31, 1998, which represent less than 1% of the outstanding shares of GTC common stock.

(4) The stock beneficially owned by Mr. van Heek includes 2,890 and 312 shares of GGD Stock and GTR Stock, respectively, held by his wife. Mr. van Heek disclaims beneficial ownership of all shares held by his wife. In addition, Mr. van Heek owns 500 shares of GTC common stock, which represent less than 1% of the outstanding shares of GTC common stock.

(5) The stock beneficially owned by Mr. Berthiaume includes 2,000 and 1,560 shares of GGD Stock and GTR Stock, respectively, held by Mr. Berthiaume's wife. Mr. Berthiaume disclaims beneficial ownership of all shares held by his wife.

(6) In addition, Mr. Blair owns 1,000 shares of GTC common stock and holds options to purchase 12,000 shares of GTC common stock that are exercisable within the 60-day period following March 31, 1998, which represent less than 1% of the outstanding shares of GTC common stock.

(7) The stock beneficially owned by Mr. Carpenter includes 388 and 44 shares of GGD Stock and GTR Stock, respectively, held by his wife. Mr. Carpenter disclaims beneficial ownership of all shares held by his wife.

(8) The stock beneficially owned by Dr. Cooney includes 22,030 and 2,969 shares of GGD Stock and GTR Stock, respectively, held jointly with his wife, 120 shares and 3 shares of GGD Stock and GTR Stock, respectively, held by his wife and 320 shares and 9 shares of GGD Stock and GTR Stock, respectively, held by his son. Dr. Cooney disclaims beneficial ownership of all shares held solely by his wife and by his son.

(9) Includes 14,018 and 1,817 shares of GGD Stock and GTR Stock, respectively, subject to outstanding stock options exercisable by the spouse of an officer within the 60-day period following March 31, 1998. Also includes 22,030 and 2,969 shares of GGD Stock and GTR Stock, respectively, held jointly by a director with his spouse. Also includes 4,405 and 1,685 shares of GGD Stock and GTR Stock, respectively, held by the spouses of officers, 2,508 and 1,607 shares of GGD Stock and GTR Stock, respectively, held by spouses of directors, 320 and 9 shares of GGD Stock and GTR Stock, respectively, held by the son of a director, and 4,617 and 422 shares of GGD Stock and GTR Stock, respectively, held by the sons of an officer.

     Genzyme's officers and directors as a group own beneficially an aggregate of 46,000 shares of GTC common stock, which represents less than 1% of GTC shares outstanding, including 34,000 shares subject to stock options exercisable within the 60-day period following March 31, 1998.

                              ELECTION OF DIRECTORS

     The Board of Directors has fixed the number of directors at seven for the coming year. Pursuant to the Company's Articles of Organization, the Board of Directors of the Company is divided into three classes, with each class being as nearly equal in number of directors as possible. The term of one class expires, and their successors are elected for a term of three years, at each annual meeting of the Company's stockholders.

     Pursuant to the Company's By-laws, directors will be elected by a plurality of the votes properly cast at the meeting. Abstentions, votes withheld and broker non-votes will not be treated as votes cast and will not affect the outcome of the election. A "broker non-vote" occurs when a registered broker holding a customer's shares in the name of the broker has not received voting instructions on a matter from the customer, is barred by applicable rules from exercising discretionary authority to vote on the matter, and so indicates on the proxy. The following discussion provides biographical and other information about the nominees for director of the Company.

     At the annual meeting of stockholders to be held on May 28, 1998, Henry E. Blair and Douglas A. Berthiaume have been nominated for re-election to a term of office expiring in 2001 and until their successors are elected and qualified, and each has consented to serve if elected. If any nominee is unable to serve, proxies will be voted for such other candidates as may be nominated by the Board of Directors.

HENRY E. BLAIR, Director since 1981

Mr. Blair, 54, is the Chief Executive Officer of Dyax Corp. ("Dyax"), a privately held bioseparation, pharmaceutical discovery and development company, and a consultant to several companies, including Genzyme. Prior to January 1990, Mr. Blair was Senior Vice President, Scientific Affairs of Genzyme. Before joining Genzyme in 1981, he was Associate Director of the New England Enzyme Center at Tufts University School of Medicine. Mr. Blair is also a director of GTC and Celtrix Pharmaceuticals, Inc.

DOUGLAS A. BERTHIAUME, Director since 1988

Mr. Berthiaume, 49, is Chairman, President and Chief Executive Officer of Waters Corporation, a high technology manufacturer of products used for analysis and purification, formerly a division of Millipore Corporation. From November 1990 to August 1994, he was President of the Waters Division of Millipore Corporation.

                         DIRECTORS CONTINUING IN OFFICE

     The following directors were elected at the Company's 1996 annual meeting for terms ending in 1999:

CHARLES L. COONEY, Director since 1983

Dr. Cooney, 53, is a Professor of Chemical and Biochemical Engineering and Co-Director of the Program on the Pharmaceutical Industry at Massachusetts Institute of Technology ("MIT"). Dr. Cooney joined the MIT faculty as an Assistant Professor in 1970 and became a Professor in 1982. Dr. Cooney is a director of CUNO, Inc., a high technology manufacturer of filtration products for separation, clarification and purification of liquids and gases. He is also a principal of BioInformation Associates, Inc., a consulting company.

CONSTANTINE E. ANAGNOSTOPOULOS, Director since 1986

Dr. Anagnostopoulos, 75, is Managing General Partner of Gateway Associates, which is the general partner of Gateway Venture Partners III, L.P., a venture capital partnership. From January 1986 to April 1987, Dr. Anagnostopoulos was a consultant to Monsanto Company, a producer of pharmaceuticals, agricultural and nutritional products, and to Alafi Capital, a venture capital firm. From 1982 through 1985, he served as Corporate Vice President of Monsanto Company.

ROBERT J. CARPENTER, Director since 1994

Mr. Carpenter, 53, is President and Chief Executive Officer of VacTex, Inc., a privately held biotechnology company which he co-founded in November 1995, and Chairman of GelTex Pharmaceuticals, Inc. ("GelTex"), a publicly held pharmaceutical development company which he co-founded in November 1991 and where he served as President and Chief Executive Officer until May 1993. Mr. Carpenter was Chairman of the Board, President, and Chief Executive Officer of Integrated Genetics, Inc., a biotechnology company that merged with Genzyme in 1989. Following the merger and until 1991, Mr. Carpenter was Executive Vice President of Genzyme, and Chief Executive Officer and Chairman of the Board of IG Laboratories, Inc.

     The following directors were elected at the Company's 1997 annual meeting for terms ending in 2000:

HENRI A. TERMEER, Director since 1983

Mr. Termeer, 52, has served as President of Genzyme since October 1983, Chief Executive Officer since December 1985 and Chairman of the Board since May 1988. For ten years prior to joining Genzyme, Mr. Termeer worked for Baxter Travenol Laboratories, Inc., a manufacturer of human health care products. Mr. Termeer is also a director of ABIOMED, Inc., AutoImmune Inc., Diacrin, Inc., GelTex and GTC, and a trustee of Hambrecht & Quist Healthcare Investors and of Hambrecht & Quist Life Sciences Investors.

HENRY R. LEWIS, Director since 1987

Mr. Lewis, 72, is a consultant to several companies. From 1986 to February 1991, Mr. Lewis was the Vice Chairman of the Board of Dennison Manufacturing Company, a manufacturer and distributor of products for the stationery, technical paper, and industrial and retail systems markets. From 1982 to 1986, Mr. Lewis was a Senior Vice President of Dennison Manufacturing Company.

                                ----------------

     The Board of Directors held eight meetings during 1997, and each director attended at least 75% of the aggregate of all meetings of the Board and all committees of the Board on which he served, except for Dr. Cooney who attended 39% of all Board meetings and all committees of the Board on which he served.

         The Company has standing Audit, Compensation, and Equity Plan Committees of the Board of Directors, but does not have a Nominating Committee. The Audit Committee, which consisted of Messrs. Lewis (Chairman), Berthiaume, Carpenter and Dr. Anagnostopoulos held three meetings in 1997. The primary function of the Audit Committee is to assist the Board of Directors in the discharge of its duties and responsibilities by assuring that the financial information which will be provided to the stockholders and others is reliable and that the systems of control that management has established effectively safeguard the assets of the Company. The committee reviews the general scope and results of the Company's annual audit, the fee charged by the Company's independent accountants and other matters relating to internal control systems. For information about the Compensation and Equity Plan Committees, see the "Joint Compensation Committee and Equity Plan Committee Report on Executive Compensation" below.

                              DIRECTOR COMPENSATION

     Director Fees. Directors who are not employees of the Company, other than Mr. Blair, receive a quarterly retainer of $6,250.

     Consulting Agreements. Since January 1, 1990, the Company has engaged Mr. Blair under an annual consulting agreement under which he provides consulting services to the Company for a minimum of 50 and a maximum of 100 days during the year for an annual fee of $100,000. The agreement is in the process of being renegotiated for 1998.

     Dr. Cooney has provided consulting services to Genzyme since 1983. Dr. Cooney received $30,000 in 1997 under a consulting agreement pursuant to which Dr. Cooney was required to provide a minimum of 20 days of consulting services for the year. Dr. Cooney's consulting agreement is being finalized for 1998, and is expected to contain similar terms as the 1997 agreement.

     Directors' Deferred Compensation Plan. The Company's deferred compensation plan (the "Deferred Compensation Plan") allows each director who is not also an officer or employee of Genzyme to defer receipt of all or a portion of the cash compensation payable to him or her as a director of Genzyme. Amounts deferred under the Deferred Compensation Plan may be allocated into cash and/or stock accounts for shares of GGD Stock, GTR Stock and/or GMO Stock. Compensation may be deferred until the termination of service as a director or, subject to certain restrictions, such other date as may be specified by the director. All of the current directors of Genzyme other than Messrs. Termeer and Blair are eligible to participate in the Deferred Compensation Plan. As of March 31, 1998, one of the five eligible directors was participating in the Deferred Compensation Plan.

     Stock Options. All of the directors who are not employees of the Company (the "Eligible Directors") are eligible to participate in the 1988 Director Stock Option Plan (the "Director Plan"). Options under the Director Plan are automatically granted once a year at the annual meeting of the stockholders of the Company to Eligible Directors elected or re-elected at the meeting. Each such Eligible Director receives, for each year of the term of office to which he or she is elected, an option to purchase (i) 4,000 shares of GGD Stock, (ii) a number of shares of GTR Stock with a fair market value equal to one-quarter of the fair market value of the stock subject to the GGD Stock option and (iii) a number of shares of GMO Stock with a fair market value equal to one-quarter of the fair market value of the stock subject to the GGD Stock option. The fair market value of the GGD Stock, GTR Stock and GMO Stock is defined under the Director Plan as the last sale price for each series of common stock, respectively, as reported on the Nasdaq National Market on the date of grant of such options. Until GMO Stock is listed for trading on an exchange or on the Nasdaq National Market, the Board of Directors will determine the fair market value of GMO Stock. Under the Director Plan, upon the election of an Eligible Director other than at an annual meeting of stockholders (whether by the Board of Directors or the stockholders and whether to fill a vacancy or otherwise), such director is automatically granted options to purchase the number of shares of GGD Stock, GTR Stock and GMO Stock described in the preceding sentence for each year or partial year of the term of office to which he or she is elected.

     Options granted under the Director Plan at an annual meeting of stockholders become exercisable with respect to one-third of the total number of shares of GGD Stock, GTR Stock and GMO Stock on the date of each annual meeting of stockholders following their date of grant, if and only if the option holder is a member of the Board of Directors of the Company at the opening of business on that date. Options granted under the Director Plan have a term of ten years from their date of grant and an exercise price per share equal to the fair market value of the series of common stock on the date of grant.

     The Director Plan expires on December 15, 1998 and, if the 1998 Director Stock Option Plan is approved at the annual meeting, then Eligible Directors will be awarded future grants as described below in "Proposal to Approve the 1998 Director Stock Option Plan."

                             EXECUTIVE COMPENSATION

     The Joint Compensation Committee and Equity Plan Committee Report set forth below describes the Company's compensation policies applicable to executive officers and the Compensation Committee's bases for Mr. Termeer's compensation as Chief Executive Officer during 1997.

JOINT COMPENSATION COMMITTEE AND EQUITY PLAN COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors determines the compensation to be paid to all executive officers of the Company, including the Chief Executive Officer and the other executive officers named in the Summary Compensation Table set forth below. The Equity Plan Committee administers the Company's equity incentive plans, including the grant of stock options to executive officers under the 1990 Equity Incentive Plan (the "1990 Equity Plan"). The Compensation Committee met three times in 1997 and is currently composed of Drs. Cooney (Chairman) and Anagnostopoulos and Mr. Lewis. The Equity Plan Committee met seven times in 1997 and is currently composed of Messrs. Berthiaume (Chairman) and Lewis and Dr. Anagnostopoulos.

     The Company's executive compensation policy is designed to attract, retain and reward executive officers who contribute to the long-term success of the Company by maintaining a competitive salary structure as compared with other large biotechnology companies and by aligning compensation with the achievement of business objectives and individual and corporate performance.

     The Company's executive compensation package is composed of three elements: base salary, annual incentive bonuses based on corporate, divisional and individual performance and initial, annual and other periodic special grants of stock options under the 1990 Equity Plan. For 1997, the Compensation Committee and the Equity Plan Committee sought to achieve a total salary, bonus and stock option package for each officer that is between the 40th and 60th percentile (and at approximately the 55th percentile for the Chief Executive Officer) of a blended market rate of total compensation paid to officers in comparable positions at other companies in the pharmaceutical and biotechnology industries. The blended market rate is weighted 40% toward large biotechnology companies and 60% toward pharmaceutical companies (50/50 in the case of the Chief Executive Officer) and is deemed to be an appropriate measure of cash compensation in light of the fact that the Company is regarded in the employment market as a growing small pharmaceutical company.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits a publicly held company's tax deduction for compensation paid to the chief executive officer and the other four most highly paid officers. Generally, amounts paid in excess of $1,000,000 to a covered executive in any year cannot be deducted. Certain performance based compensation that has been approved by stockholders is not subject to the limit. The Company's stockholders have approved an amendment to the 1990 Equity Plan designed to maximize the deductibility of certain awards under such plan. The Compensation Committee will consider as appropriate other ways to maximize the deductibility of executive compensation, while retaining the discretion to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent without regard to deductibility.

     Base Salary. For 1997, the Chief Executive Officer recommended the base salary amount for each officer other than himself based on his assessment of the officer's individual performance. The Compensation Committee evaluated and approved the recommendation in light of the Company's analysis of compensation data gathered from two surveys prepared by independent compensation consultants. One of the independent surveys focused on the 15 biotechnology companies with the highest 1996 revenues and the other focused on an industry grouping including 37 pharmaceutical, biotechnology and health care products companies with revenues comparable to those of the Company. The Company was one of the companies included in each such survey.

     Base salary ranges were established for each officer based on the survey information for comparable executive positions. The performance of the companies surveyed was not considered. The Compensation Committee did not seek to set each officer's salary at the same percentile within the range. Rather, it evaluated the Chief Executive Officer's recommendation regarding each officer's base salary in light of the range established for the officer's position, taking into account the officer's tenure in the position and the Compensation Committee's subjective assessment of individual performance. For 1997, the officers' base salaries ranged from the first to the third quartile of the ranges developed from the blended survey data.

     In fixing Mr. Termeer's base salary for 1997, the Compensation Committee considered chief executive officer compensation data contained in the two independent surveys of biotechnology, pharmaceutical and human health care products companies used in setting the base salaries for the other officers and one additional survey prepared by the Company of total cash compensation paid to the chief executive officers of the nine biotechnology companies that the Company considers to be its closest peers. The companies in the peer group survey are all included in the Nasdaq Pharmaceutical Index shown in the performance graphs below. Mr. Termeer's 1997 base salary was fixed at the 55th percentile of the range established by the survey data based on the same factors considered in setting the base salaries for the other officers. In addition, the Compensation Committee considered several quantitative and qualitative corporate performance measures. During 1996, revenues of the Company's General Division increased by 35% while gross profit increased by 42%, reflecting increased sales in each of the General Division's major business units and particularly increased sales of Cerezyme(R) enzyme and Ceredase(R) enzyme. In addition, the Company made significant progress in several of its programs, notably the receipt of U.S. Food and Drug Administration ("FDA") approval of its recombinant protein manufacturing plant used to produce Cerezyme(R) enzyme, the acquisition of surgical product manufacturer Deknatel Snowden Pencer, Inc., the launch of Seprafilm(R) bioresorbable membrane for the prevention of adhesions in the United States and Europe, and substantial progress in establishing the Carticel(TM) autologous cartilage chondrocytes culturing service as the new standard of care for a common type of knee injury.

     Incentive Bonuses. A significant portion of the direct pay of executive officers consists of annual incentive bonuses. A bonus target was established for each officer prior to the beginning of 1997 using the same survey data considered in setting base salaries. As with base salaries, the bonus targets were recommended by the Chief Executive Officer for all officers other than himself and the Compensation Committee evaluated and approved the targets and set Mr. Termeer's target in light of the appropriate percentile of the salary ranges determined for each officer, taking into account the Compensation Committee's goal stated above for the total compensation package paid to Company officers.

     The bonus targets included both a corporate performance component and an individual performance component for all officers and a divisional performance component for those officers with operating responsibility for a specific business unit. The corporate performance component of the annual bonus was payable at the discretion of the Compensation Committee based on the extent to which the Company achieved the operating income goals approved by the Board of Directors in connection with setting the 1997 annual budget for the Company's General Division. The individual performance component was payable at the discretion of the Chief Executive Officer based on his evaluation of the executive officer's qualitative performance for the year. The divisional performance component was payable one-half at the discretion of the Compensation Committee based on the extent to which the business unit achieved the operating income goals approved by the Board of Directors in connection with setting the 1997 annual budget and one-half at the discretion of the Chief Executive Officer based on his evaluation of the executive officer's qualitative performance for the year.

     For the Company's executive officers other than Mr. Termeer, the 1997 combined bonus targets represented from 50% to 77% of base salary with the amount payable based on corporate and divisional performance equaling 50% of the total bonus payable. Mr. Termeer's 1997 combined bonus target was set at 90% of his base salary, reflecting the Compensation Committee's belief that a significant portion of the Chief Executive Officer's cash compensation should be tied to performance. Approximately 48% of Mr. Termeer's bonus target was payable based on individual performance and 52% was payable based on corporate performance.

     For 1997, the General Division did not achieve the total operating income goals established in the 1997 budget approved by the Board of Directors and, therefore, each officer, including Mr. Termeer, received 69.4% of his targeted corporate bonus under a formula previously established by the Compensation Committee. Mr. Termeer was awarded 100% of his targeted individual performance bonus based on several achievements during the year. The Company's Molecular Oncology Division was established to focus the Company's programs in the area of molecular oncology and gene therapy for the treatment of cancer. In addition, the Company established a joint venture with GelTex for the development of RenaGel(R) phosphate binder. A New Drug Application ("NDA") for RenaGel(R) was filed with the FDA in November 1997. In August 1997, the Company received approval from the FDA for a biologics license for the Carticel(TM) service and in December 1997, the Company filed an NDA for Thyrogen(R) hormone. The Company established two additional joint ventures, one with GTC for the development, marketing and distribution of transgenically produced recombinant human antithrombin III, and another with StressGen Biotechnologies Corp. to develop and commercialize stress gene therapies for cancer.

     Stock Options. Annual stock option awards were made to executive officers in October 1997, the same time that stock option awards were made to all other qualified employees of the Company. Historically, annual stock option awards have been made in May, following the Company's annual meeting of stockholders. The annual option awards for 1997 were delayed while the Company conducted a review of its equity compensation program. In October 1997, the Equity Plan Committee adopted several changes to the Company's broad-based equity compensation program, including guidelines to limit the total number of options that may be granted in a fiscal year to a stated percentage of shares outstanding. Mr. Termeer was granted options to purchase 78,000 shares of GGD Stock, 52,000 shares of GTR Stock and 66,000 shares of GMO Stock. Each other officer was granted options to purchase between 9,316 and 27,205 shares of GGD Stock, between 2,329 and 13,602 shares of GTR Stock and between 7,500 and 25,000 shares of GMO Stock. The size of each officer's award for 1997 was determined based on an analysis of the present value (using the Black-Scholes option valuation model) of option grants by other companies in the biotechnology industry to employees at comparable salary levels to the Company's officers, taking into account the goal stated above for the total compensation package paid to each officer. The number of options previously granted to each officer was not specifically considered by the Equity Plan Committee.

     In March 1997, the Equity Plan Committee voted to accelerate the exercisability of one-third of the special nonstatutory stock options granted to each of the Company's officers under the December 1994 Key Executive Stock Option Program so that such options became exercisable immediately. This decision was based on the fact that the Company had achieved its operating income goals established in the 1996 budget and accordingly the participants were entitled to have the exercisability of one-third of their options granted under that program accelerated.

By the Equity Plan Committee,                    By the Compensation Committee,

Douglas A. Berthiaume, Chairman                  Charles L. Cooney, Chairman
Constantine E. Anagnostopoulos                   Constantine E. Anagnostopoulos
Henry R. Lewis                                   Henry R. Lewis

                                ----------------

     The following tables set forth certain compensation information for the Chief Executive Officer of Genzyme and each of the four other most highly compensated executive officers of Genzyme.

                           SUMMARY COMPENSATION TABLE

=======================================================================================================================
                                                                           LONG-TERM                           ALL
                                       ANNUAL                             COMPENSATION                        OTHER
                                     COMPENSATION                            AWARDS                       COMPENSATION
                                     ------------                            ------                       ------------
                                                                       SECURITIES UNDERLYING
                                                                            OPTIONS(#)

NAME AND                                           BONUS         GGD        GTR         GMO        GTC
PRINCIPAL POSITION        YEAR       SALARY($)      ($)         STOCK      STOCK       STOCK      STOCK      ($)(1)
------------------        ----       ---------      ---         -----      -----       -----      -----      ------

Henri A. Termeer          1997       688,697      526,397       78,000     52,000      66,000       --        17,742
  Chief Executive         1996       603,942      545,000       45,000     22,500        --         --        15,564
  Officer                 1995       549,039      450,000      101,820     78,055        --       10,000      15,234

David J. McLachlan        1997       259,365      169,400       13,169      6,585      15,000       --         2,125
  Executive Vice          1996       226,269      120,000       13,600      5,100        --         --         1,875
  President; Chief        1995       188,673      100,000       36,328     27,322        --         --         1,875
  Financial Officer

Alan E. Smith             1997       285,500      127,050       13,169      6,585      25,000      6,000       2,116
  Senior Vice             1996       259,346      110,000       13,600      5,100        --         --         1,875
  President,              1995       225,539      100,000       45,418     18,433        --         --         1,875
  Research; Chief
  Scientific Officer

G. Jan van Heek           1997       287,860      153,915       13,169      6,585       7,500       --         1,367
  Executive Vice          1996       250,000      120,000       13,600      5,100        --         --          --
  President               1995       209,000      102,500       36,328     27,322        --         --          --

Peter Wirth               1997       401,564      169,400       27,205     13,602      25,000       --         2,008
  Executive Vice          1996       256,281      128,000       58,600     17,600        --         --         1,875
  President; Chief        1995         --           --            --         --          --         --          --
  Legal Officer (2)
=======================================================================================================================

(1) The reported amounts consist of employer contributions under the Genzyme Corporation Retirement Savings Plan, a 401(k) plan. For Mr. Termeer, the reported amounts also include insurance premiums of $15,741, $13,689 and $13,359 paid by Genzyme on his behalf in 1997, 1996 and 1995, respectively, for life and disability insurance benefits.

(2) Mr. Wirth became an employee of the Company in 1996.

                        OPTION GRANTS IN LAST FISCAL YEAR

======================================================================================================================
                                 INDIVIDUAL GRANTS
                                 -----------------
                             NUMBER OF    % OF TOTAL                                     POTENTIAL REALIZABLE VALUE AT
                            SECURITIES      OPTIONS      EXERCISE OR                         ASSUMED ANNUAL RATES
                            UNDERLYING     GRANTED TO     BASE PRICE                      OF STOCK PRICE APPRECIATION
                             OPTIONS      EMPLOYEES IN    ($/SHARE)      EXPIRATION              FOR OPTION TERM
 NAME                     GRANTED(#)(1)    FISCAL 1997       (1)            DATE           5%($)(2)         10%($)(2)
 ----                     -------------    -----------       ---            ----           --------         ---------

Henri A. Termeer
  GGD Stock                  78,000           3.9           30.63        10/16/2007       1,502,272       3,807,052
  GTR Stock                  52,000           8.4            9.88        10/16/2007         322,937         818,387
  GMO Stock                  66,000           8.4            7.00        10/16/2007         290,549         736,309

David J. McLachlan
  GGD Stock                  13,169           0.7           30.63        10/16/2007         253,634
  GTR Stock                   6,585           1.1            9.88        10/16/2007          40,895         642,757
  GMO Stock                  15,000           1.9            7.00        10/16/2007          66,034         103,636
                                                                                                            167,343

Alan E. Smith
  GGD Stock                  13,169           0.7           30.63        10/16/2007         253,634         642,757
  GTR Stock                   6,585           1.1            9.88        10/16/2007          40,895         103,636
  GMO Stock                  25,000           3.2            7.00        10/16/2007         110,056         278,905
  GTC Stock                   6,000           0.9            7.38         5/28/2007          27,829          70,523

G. Jan van Heek
  GGD Stock                  13,169           0.7           30.63        10/16/2007         253,634         642,757
  GTR Stock                   6,585           1.1            9.88        10/16/2007          40,895         103,636
  GMO Stock                   7,500           1.0            7.00        10/16/2007          33,017          83,671

Peter Wirth
  GGD Stock                  27,205           1.3           30.63        10/16/2007         523,966       1,327,832
  GTR Stock                  13,602           2.2            9.88        10/16/2007          84,473         214,071
  GMO Stock                  25,000           3.2            7.00        10/16/2007         110,056         278,905

All Genzyme Stockholders
  GGD Stock                    --              --           30.63            --       1,510,214,848   3,810,749,383
  GTR Stock                    --              --            9.88            --         124,723,795     315,017,816
  GMO Stock                    --              --            7.00            --          17,324,998      43,724,995
======================================================================================================================



(1) The GGD Stock, GTR Stock and GMO Stock options shown were granted on October 16, 1997, were exercisable with respect to 20% of such shares on the date of grant, will become exercisable with respect to an additional 20% of such shares annually beginning on May 16, 1998, and were granted at fair market value on the date of grant. The GTC stock options granted to Dr. Smith were granted on May 28, 1997, were exercisable with respect to one-third of such shares on the date of grant, will become exercisable with respect to an additional one-third of such shares on each of the 1998 and 1999 annual meetings of GTC stockholders, and were granted at fair market value on the date of grant.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and, therefore, are not intended to forecast possible future appreciation, if any, in the price of the underlying GGD Stock, GTR Stock or GMO Stock. No gain to the optionees is possible without an increase in the price of the underlying stock, which will benefit all stockholders proportionately. In order to realize the potential values set forth in the 5% and 10% columns of this table, the trading price of GGD Stock, GTR Stock and GMO Stock would have to be approximately 63% and 159% above the respective exercise prices for each option, or approximately $49.93 and $79.33 for the GGD Stock options with a $30.63 exercise price, approximately $16.10 and $25.59 for the GTR Stock options with a $9.88 exercise price and approximately $11.41 and $18.13 for the GMO Stock options with a $7.00 exercise price. The amounts shown for all Genzyme stockholders reflect the potential value to all stockholders if the GGD Stock, the GTR Stock or the GMO Stock appreciates at the rates shown over the term of the options, assuming a purchase in 1997 at the option exercise prices shown.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

====================================================================================================================
                                                              NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                            UNDERLYING UNEXERCISED                      IN-THE-MONEY
                          SHARES                                        OPTIONS AT                        OPTIONS AT
                       ACQUIRED ON        VALUE               DECEMBER 31, 1997(#)              DECEMBER 31, 1997($)
 NAME                  EXERCISE(#)     REALIZED($)       EXERCISABLE/UNEXERCISABLE     EXERCISABLE/UNEXERCISABLE (1)
 ----                  -----------     -----------       -------------------------     -----------------------------
Henri A. Termeer
  GGD Stock                --              --                     943,100/326,220            $15,618,687/$2,286,283
  GTR Stock                --              --                      85,700/132,855                    124,013/35,925
  GMO Stock                --              --                       13,200/52,800                               0/0
  GTC Stock                --              --                            10,000/0                          60,000/0

David J. McLachlan
  GGD Stock                --              --                     260,834/100,263               $4,032,742/$750,386
  GTR Stock                --              --                       18,417/35,590                      28,178/8,160
  GMO Stock                --              --                        3,000/12,000                               0/0

Alan E. Smith
  GGD Stock              10,000          $221,864                 150,834/109,353               $1,722,967/$750,386
  GTR Stock                --              --                       18,417/26,701                      28,178/8,160
  GMO Stock                --              --                        5,000/20,000                               0/0
  GTC Stock                --              --                        10,000/4,000                      30,500/9,000

G. Jan van Heek
  GGD Stock                --              --                      76,368/100,263                 $774,241/$750,386
  GTR Stock                --              --                       18,417/35,590                      28,178/8,160
  GMO Stock                --              --                         1,500/6,000                               0/0

Peter Wirth
  GGD Stock                --              --                      62,547/122,652                   $51,750/$77,625
  GTR Stock                --              --                       17,261/48,663                               0/0
  GMO Stock                --              --                        5,000/20,000                               0/0
====================================================================================================================


(1) Based on the difference between the option exercise price and the closing price of the underlying common stock on December 31, 1997, which closing price was $27.75 in the case of GGD Stock and $6.875 in the case of GTR Stock as reported by the Nasdaq National Market. The GMO Stock is not yet publicly traded.

EXECUTIVE EMPLOYMENT AGREEMENTS

     Henri A. Termeer, President and Chief Executive Officer of Genzyme, has an employment agreement with Genzyme that renews automatically each January 1 for an additional one year period, unless prior written notice of nonrenewal is given. The agreement provided for an initial annual base salary in 1990 of $300,000, subject to increase in subsequent years as determined by the Board of Directors or Compensation Committee, as well as certain life and disability insurance benefits.

     Peter Wirth, Executive Vice President and Chief Legal Officer of Genzyme, has a three year employment agreement with Genzyme that renews automatically each January 1 for an additional one year period, unless prior written notice of nonrenewal is given. The agreement provided for Mr. Wirth's employment in a half-time capacity for an initial base salary in 1996 of $225,000. Upon Mr. Wirth's transition to full-time employment in October 1996, his annual base salary was increased to $380,000 and is subject to increase in subsequent years as determined by the Board of Directors or the Compensation Committee and includes certain life and disability insurance benefits.

     Under their respective agreements, each of Mr. Termeer and Mr. Wirth are entitled to participate in Genzyme's cash bonus plan and in any equity incentive plans established by Genzyme. In addition, each agreement provides for a lump sum payment of two times annual salary and bonus and full vesting of all rights and options (other than certain performance options) under stock or other equity incentive plans in the event that the executive's employment is terminated by Genzyme without cause (as defined). If the executive's employment is terminated by Genzyme without cause or by the executive for good reason (as defined) following a change in control of Genzyme, Genzyme will make a lump sum severance payment to him of three times annual salary and bonus. Upon such termination, each agreement also provides for (i) a cash payment equal to the additional retirement benefit that would have been earned under any retirement plan of Genzyme if employment had continued for three years, (ii) continuation of the executive's life, accident and health insurance coverage for three years, except to the extent comparable benefits are provided by a subsequent employer, and
(iii) in certain circumstances, legal costs and relocation expenses associated with such termination. Each agreement also contains customary confidentiality, non-competition and ownership of inventions provisions.

EXECUTIVE SEVERANCE AGREEMENTS

     Genzyme has Executive Severance Agreements (the "Agreements") with its executive officers other than Messrs. Termeer and Wirth pursuant to which payments will be made under certain circumstances following a change in control of the Company. The Agreements are automatically renewed for successive one year terms each January 1 unless prior written notice of nonrenewal is given. The Agreements provide that in the event the officer's employment is terminated by Genzyme without cause or by the officer for good reason following a change in control, Genzyme will make a lump sum severance payment to the officer of two times (in the case Mr. McLachlan, three times) annual salary and bonus. Upon such termination, the Agreements also provide for (i) a cash payment equal to the additional retirement benefit which would have been earned under Genzyme's retirement plans if employment had continued for two years (in the case of Mr. McLachlan, three years) following the date of termination, (ii) participation in the life, accident and health insurance plans of Genzyme for such period, except to the extent such benefits are provided by a subsequent employer, and (iii) in certain circumstances, legal costs and relocation expenses associated with such termination.

                             STOCK PERFORMANCE GRAPH

     The following graphs show a comparison of cumulative total shareholder returns for each of the two publicly traded series of the Company's common stock to that of the S&P 500 Composite Index and the Nasdaq Pharmaceutical Index.

              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
                          GGD STOCK (1), S&P 500 INDEX
                       AND THE NASDAQ PHARMACEUTICAL INDEX

                                    [CHART]

                                                                     Nasdaq
  Measurement Period                                             Pharmaceutical
(Fiscal Year Covered)          GGD Stock          S&P 500            Index
--------------------           ---------          -------        --------------
12/31/92                          100               100               100
12/31/93                           61               107                89
12/31/94                           70               105                67
12/31/95                          138               141               122
12/31/96                           96               170               123
12/31/97                          123               223               127












(1) On December 16, 1994, the Company's Articles of Organization were amended to redesignate the Company's then existing common stock as GGD Stock and to create a new class of common stock designated GTR Stock. On December 23, 1994, the Company made a pro rata distribution to all holders of GGD Stock as of the close of business on December 16, 1994 of .0675 of one share of GTR Stock for each share of GGD Stock (as adjusted for a 2-for-1 stock split of GGD Stock on July 25, 1996). On June 12, 1997, the Articles of Organization were amended to redesignate all classes of common stock as separate series of a single class of common stock. On July 22, 1997, the Company made an additional pro rata distribution to all holders of GGD Stock as of the close of business on July 11, 1997 of .03 of one share of GTR Stock for each share of GGD Stock. The graph depicts the cumulative returns calculated on an annual basis on $100 invested in the Company's former single class of common stock, the S&P 500 Index and the Nasdaq Pharmaceutical Index on January 1, 1992, with all dividends, including the GTR Stock dividend, being reinvested.

                   COMPARISON OF CUMULATIVE TOTAL RETURN AMONG
                          GTR STOCK (2), S&P 500 INDEX
                      AND THE NASDAQ PHARMACEUTICAL INDEX

                                    [CHART]

                                                                 Nasdaq
  Measurement Period                                         Pharmaceutical
(Fiscal Year Covered)      GTR Stock          S&P 500            Index
---------------------      ---------          -------        --------------
12/16/94                      100               100               100
12/31/95                      334               134               191
12/31/96                      150               161               192
12/31/97                      144               211               198


(2) The Company's GTR Stock was first issued on December 16, 1994. The graph depicts cumulative returns calculated on an annual basis on $100 invested in GTR Stock, the S&P 500 Index and the Nasdaq Pharmaceutical Index on December 16, 1994, with all dividends being reinvested.

            PROPOSALS TO AMEND THE 1990 EMPLOYEE STOCK PURCHASE PLAN

GENERAL

     The purpose of the Genzyme Corporation 1990 Employee Stock Purchase Plan (the "Purchase Plan") is to provide full-time employees of Genzyme and its subsidiaries an opportunity to purchase the Company's common stock on favorable terms. Under the Purchase Plan, a total of 2,000,000 shares of GGD Stock, 1,100,000 shares of GTR Stock and 500,000 shares of GMO Stock are reserved for issuance, subject to adjustment for stock splits, stock dividends and certain transactions affecting the Company's capital stock. As of the date hereof, approximately 3,400 employees were eligible to participate in the Purchase Plan. The closing price of the GGD Stock and GTR Stock as reported by the Nasdaq National Market on March 31, 1997 was $32.00 and $8.625, respectively. The GMO Stock is not yet publicly traded.

ADMINISTRATION AND ELIGIBILITY

     The Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. Rights to purchase Genzyme common stock under the Purchase Plan are granted at the discretion of Genzyme's Board of Directors, which, through an administrator, determines the frequency and duration of individual offerings and the date(s) when stock may be purchased. Eligible employees participate voluntarily and may withdraw from participation at any time before stock is purchased. Participation terminates automatically upon termination of employment for any reason. The purchase price per share of Genzyme common stock in an offering is 85% of the lower of its fair market value on the first day of an offering period or the applicable exercise date and may be paid through regular payroll deductions, lump sum cash payments or a combination of both, as determined by the Board of Directors. The Purchase Plan terminates on March 14, 2000.

     In accordance with Section 423 of the Code, no employee may subscribe for shares under the Purchase Plan if, immediately after having subscribed, the employee would own 5% or more of the voting power or of the value of all series of stock of the Company (including stock which may be purchased through subscriptions under the Purchase Plan or any other plans), nor may an employee buy more than $25,000 worth of stock (determined by the fair market value of the Genzyme common stock at the time the offering begins) through the Purchase Plan in any calendar year. The Purchase Plan provides that no employee may allocate more than 15%, or such lesser percentage as the Board of Directors may fix, of the employee's annual rate of compensation to the purchase of stock through the Purchase Plan.

     In order to reduce the total number of shares of GTR Stock that may be purchased under the Purchase Plan, in December 1996 the Board of Directors authorized action to limit participation in the purchase of GTR Stock. Specifically, no employee may buy more than $8,333 worth of GTR Stock (determined by the fair market value of the GTR Stock at the time the offering begins) through the Purchase Plan in any calendar year. In addition, no employee may allocate more than 5% of the employee's annual rate of compensation to the purchase of GTR Stock through the Purchase Plan. It is anticipated that the Board of Directors will place limitations on the amount of GMO Stock that may be purchased by an employee through the Purchase Plan that are similar to those described above with respect to the purchase of GTR Stock through the Purchase Plan. The Company does not expect to offer the GMO Stock under the Purchase Plan until the GMO Stock is publicly traded.

     As of March 31, 1997, 1,802,503 shares of GGD Stock, 970,767 shares of GTR Stock and zero shares of GMO Stock had been purchased under the Purchase Plan leaving 197,497 shares of GGD Stock, 129,233 shares of GTR Stock and 500,000 shares of GMO Stock available for future purchase. During 1997, Mr. Termeer purchased 710 and 1,149 shares of GGD Stock and GTR Stock, respectively, Mr. McLachlan purchased 660 and 1,149 shares of GGD Stock and GTR Stock, respectively, Dr. Smith purchased 1,081 shares of GGD Stock, Mr. van Heek purchased 726 and 1,149 shares of GGD Stock and GTR Stock, respectively, Mr. Wirth purchased 818 and 1,149 shares of GGD Stock and GTR Stock, respectively, and all current executive officers as a group purchased 8,117 and 9,122 shares of GGD Stock and GTR Stock, respectively, under the Purchase Plan. All other employees purchased an aggregate of 359,315 shares of GGD Stock and 271,697 shares of GTR Stock during 1997.

DESCRIPTION OF AMENDMENTS TO THE PURCHASE PLAN

     On March 6, 1998, the Board of Directors approved, subject to the approval of the stockholders, an increase in the aggregate number of shares of GGD Stock that may be purchased under the Purchase Plan from 2,000,000 to 2,250,000 and an increase in the aggregate number of shares of GTR Stock that may be purchased under the Purchase Plan from 1,100,000 to 1,450,000, in order to ensure that a sufficient number of shares of GGD Stock and GTR Stock are available to be issued in the future.

FEDERAL INCOME TAX CONSEQUENCES RELATING TO PURCHASE PLAN

     Participants do not realize taxable income at the commencement of an offering or at the time shares are purchased under the Purchase Plan.

     If no disposition of shares purchased under the Purchase Plan is made by the participant within two years from the offering commencement date or within one year from the purchase date, then (a) upon sale of such shares, 15% of the fair market value of the stock at the commencement of the offering period (or, if less, the amount realized on sale of such shares in excess of the purchase price) is taxed to the participant as ordinary income with any additional gain taxed as mid-term or long-term capital gain and any loss sustained is treated as mid-term or long-term capital loss and (b) no deduction is allowed to the Company for federal income tax purposes.

     If shares purchased under the Purchase Plan are disposed of prior to the expiration of the two-year and one-year holding periods described above, then
(a) the participant realizes ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares on the date of purchase (or, if less, the amount realized on sale of such shares) over the purchase price thereof, and (b) Genzyme is entitled to deduct such amount. Any further gain or loss realized is taxed as a short-term, mid-term or long-term capital gain or loss and will not result in any deduction by the Company.

VOTES REQUIRED

     The affirmative vote by the holders of a majority of the votes properly cast by holders of shares of GGD Stock, GTR Stock and GMO Stock present, or represented, and entitled to vote at the meeting is required to approve the proposed amendments to the Purchase Plan. Abstentions and broker non-votes will not be counted as votes cast and, thus, will not affect the outcome of the voting.

          THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THESE PROPOSALS.

             PROPOSAL TO APPROVE THE 1998 DIRECTOR STOCK OPTION PLAN

GENERAL

     The Board of Directors has approved, subject to stockholder approval, the 1998 Director Stock Option Plan (the "1998 Plan"), a copy of which is attached as Appendix A to this proxy statement. The purpose of the 1998 Plan is to attract and retain qualified persons, who are not also officers or employees of the Company, to serve as directors of the Company and to encourage stock ownership in the Company by these directors so as to provide additional incentives to promote the success of Genzyme. There are currently six members of the Board who are eligible to participate in the 1998 Plan.

     The 1998 Plan constitutes an amendment, restatement and replacement of the 1988 Director Stock Option Plan (the "Prior Plan"), the terms of which are explained above under "Director Compensation - Stock Options." The Prior Plan expires on December 15, 1998 and the 1998 Plan will allow the Company to continue to grant stock options to directors of the Company in the future. If the 1998 Plan is approved by the stockholders, the Prior Plan will terminate on the date of such approval and stock option grants will be made to the directors elected at the 1998 annual meeting of stockholders under the terms outlined in Appendix A under Section 7 of the 1998 Plan. If the 1998 Plan is not approved, directors elected at the 1998 annual meeting will be granted stock options under the Prior Plan. The closing price of the GGD Stock and GTR Stock as reported by the Nasdaq National Market on March 31, 1998 was $32.00 and $8.625, respectively. The GMO Stock is not yet publicly traded.

     The total number of shares of each series of common stock that may be issued upon exercise of options granted under the 1998 Plan includes:

                                                     GGD Stock    GTR Stock    GMO Stock
                                                     ---------    ---------    ---------
New shares to be authorized under the 1998 Plan       120,400      100,000       70,000
Authorized and available for grant from Prior Plan     24,000       24,818       53,800
Outstanding options from Prior Plan                   185,600       75,182       16,200
                                                      -------      -------      -------
Total reserve, 1998 Plan                              310,000      200,000      140,000

     At each annual meeting of the stockholders of the Company, each Director to be elected or re-elected at that meeting who is eligible to receive options under the plan shall automatically be granted, for each year of the term of office to which he or she is elected, options to purchase (i) 4,000 shares of GGD Stock, (ii) a number of shares of GTR Stock with a market value equal to one-quarter of the market value of the stock subject to the GGD Stock option, and (iii) a number of shares of GMO Stock with a market value equal to one-quarter of the market value of the stock subject to the GGD Stock option. The options have an exercise price equal to the fair market value on the date of grant of the series of stock to which the option relates. The options have a term of ten years and become exercisable with respect to one-third of the total number of shares of each series on the date of each annual meeting of stockholders following grant provided the option holder is a director at the opening of business on that date. The 1998 Plan expires on March 6, 2008.

     If the 1998 Plan is approved by the stockholders and the two nominees for director are re-elected at the annual meeting, the following table sets forth the number of shares of common stock underlying options that will be granted on the annual meeting date in accordance with the foregoing description:

                                NEW PLAN BENEFITS

                         1998 DIRECTOR STOCK OPTION PLAN

==========================================================================================
                              SHARES UNDERLYING    SHARES UNDERLYING     SHARES UNDERLYING
   NAME AND POSITION             GGD OPTIONS         GTR OPTIONS(1)        GMO OPTIONS(1)
   -----------------             -----------         --------------        --------------
Non-Executive Director Group       24,000                13,212                19,820
==========================================================================================


(1) The number of shares of GTR Stock and GMO Stock underlying options to be granted under the 1998 Plan is not determinable at this time, and are based on the number of shares underlying options that would have been granted to the two eligible directors if the 1998 Plan had been in effect in 1997 and if GMO Stock had been authorized and outstanding on the date of the 1997 annual meeting.

FEDERAL INCOME TAX CONSEQUENCES RELATING TO 1998 PLAN

     Options granted under the 1998 Plan are nonstatutory stock options. No income is realized by the director at the time a nonstatutory option is granted. Upon exercise, (a) ordinary income is realized by the director in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise and (b) Genzyme receives a tax deduction for the same amount. Upon disposition of the shares, appreciation or depreciation after the date of exercise is treated as short-term, mid-term or long-term capital gain or loss depending on how long the stock was held, without any further deduction by Genzyme.

VOTE REQUIRED

     The affirmative vote by the holders of a majority of the votes properly cast by holders of shares of GGD Stock, GTR Stock and GMO Stock present, or represented, and entitled to vote at the meeting is required to approve the proposed 1998 Plan. Abstentions and broker non-votes will not be counted as votes cast and, thus, will not affect the outcome of the voting.

           THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                              CERTAIN TRANSACTIONS

     GELTEX. In June 1997, Genzyme and GelTex established RenaGel LLC, a joint venture for the final development and commercialization of RenaGel(R) non-absorbed phosphate binder, a novel approach to control the elevated serum phosphate levels that cause serious complications in chronic kidney failure patients. Each of Genzyme and GelTex currently hold a 50% ownership interest in RenaGel LLC. Genzyme and GelTex are each required to fund 50% of the joint venture's costs and expenses, and will share equally in the profits. To the extent that either party fails to fund its share of costs and expenses, the profit sharing interests and the future funding obligations of the parties may be proportionately adjusted. GelTex contributed RenaGel(R) and the product's underlying patents and technologies to the joint venture. Pursuant to the terms of the joint venture agreement, Genzyme will pay GelTex a total of $27.5 million, consisting of a $2.5 million equity investment (100,000 shares of GelTex common stock at $25.00 per share, which represents less than 1% ownership in GelTex), which was made in June 1997, a $15.0 million payment on receipt of FDA marketing approval for RenaGel(R) and a $10.0 million payment one year following FDA marketing approval for RenaGel(R). The joint venture has rights to commercialize RenaGel(R) worldwide, except in Japan and Pacific Rim countries. Genzyme, as exclusive distributor for RenaGel LLC, will market and sell products for the joint venture pursuant to the terms of the joint venture agreement. Mr. Carpenter is Chairman of the Board of Directors of GelTex and Mr. Termeer is a director of GelTex.

     DYAX. In March 1996, Genzyme entered into two agreements (the "Dyax Licenses") with Dyax and Protein Engineering Corporation, a wholly-owned subsidiary of Dyax, in which Genzyme received licenses to Dyax's phage display technology. Under the Dyax Licenses, Genzyme paid an initial license fee of $53,700 and is required to pay annual license maintenance fees of $50,000. The Dyax Licenses also require Genzyme to make milestone payments and pay royalties on net sales of diagnostic and therapeutic products discovered, made or developed using the licensed technology.

     In September 1996, Dyax entered into an agreement with Genzyme pursuant to which Dyax subleases from Genzyme, at a rate of $42,893 per month through May 1997 and thereafter at a rate of $51,246 per month, office and laboratory space in Cambridge, Massachusetts. Dyax made payments of approximately $573,186 to Genzyme during 1997 in connection with such sublease. Mr. Blair is Chief Executive Officer of Dyax and each of Mr. Blair, Dr. Anagnostopoulos and Mr. Lewis are directors of Dyax.

     GDP. In September 1989, Genzyme sponsored Genzyme Development Partners, L.P., a research and development limited partnership ("GDP"), and entered into a development contract with GDP to perform research and development of certain products based on hyaluronic acid. In December 1997, Genzyme made a $1.5 million capital contribution to GDP through Genzyme Development Corporation II ("GDCII"), a wholly-owned subsidiary of Genzyme and the General Partner of GDP. Mr. Termeer is the President and a director of GDCII and Mr. McLachlan is Treasurer of GDCII. Neither Mr. Termeer nor Mr. McLachlan receive compensation from either GDCII or GDP.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company's executive officers and directors are required under Section 16(a) of the Securities Exchange Act of 1934 to file reports of ownership and changes in ownership of Company securities with the SEC. Copies of those reports must also be furnished to the Company.

     Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that during 1997 the executive officers and directors of the Company complied with all applicable Section 16(a) filing requirements, except that Dr. Moscicki, an executive officer of the Company, reported on February 17, 1998 two sales of GGD Stock, the reports for which were due February 10, 1997 and March 10, 1997, and reported on September 17, 1997 a sale of GGD Stock, the report for which was due September 10, 1997.

                         INFORMATION CONCERNING AUDITORS

     The firm of Coopers & Lybrand L.L.P., independent accountants, audited the Company's financial statements for the years ending December 31, 1997, 1996 and 1995. The Board of Directors has appointed Coopers & Lybrand L.L.P. to serve as the Company's auditors for its fiscal year ending December 31, 1998. Representatives of Coopers & Lybrand L.L.P. are expected to attend the annual meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire.

                       DEADLINE FOR STOCKHOLDER PROPOSALS

     In order for a stockholder proposal to be considered for inclusion in the Company's proxy materials for the 1999 annual meeting, it must be received by the Company at One Kendall Square, Cambridge, Massachusetts 02139, Attention:
Chief Financial Officer, no later than December 16, 1998.

                          ADVANCE NOTICE PROVISIONS FOR
                      STOCKHOLDER PROPOSALS AND NOMINATIONS

     The By-laws of the Company provide that in order for a stockholder to bring business before or propose director nominations at an annual meeting, the stockholder must give written notice to the Clerk of the Company not less than 50 days nor more than 75 days prior to the meeting. The notice must contain specified information about the proposed business or each nominee and the stockholder making the proposal or nomination. If the annual meeting is scheduled for a date other than the third Thursday in May and notice thereof is mailed to stockholders or publicly disclosed less than 65 days in advance, the notice given by the stockholder must be received not later than the 15th day following the day on which the notice of such annual meeting date was mailed or public disclosure made, whichever first occurs.

                            EXPENSES OF SOLICITATION

     The Company will bear the cost of the solicitation of proxies on behalf of the Board of Directors, including the charges and expenses of brokerage firms and others of forwarding solicitation material to beneficial owners of stock. In addition to use of the mails, proxies may be solicited by officers and employees of the Company in person or by telephone. Genzyme has retained a professional proxy solicitation firm to assist in the solicitation of proxies at a cost that Genzyme anticipates will not exceed $15,000.

                                  OTHER MATTERS

     The Board of Directors does not know of any business to come before the meeting other than the matters described in the notice. If other business is properly presented for consideration at the meeting, the enclosed proxy authorizes the persons named therein to vote the shares in their discretion.

                                ----------------

APPENDIX A

                               GENZYME CORPORATION

                         1998 DIRECTOR STOCK OPTION PLAN
                         -------------------------------

1.   GENERAL; PURPOSE.

     This 1998 Director Stock Option Plan dated March 6, 1998 (the "Plan") governs options to purchase common stock, $0.01 par value ("Common Stock"), of Genzyme Corporation (the "Company") granted on or after the date hereof by the Company to members of the Board of Directors of the Company (the "Board") who are not also officers or employees of the Company. The Plan constitutes an amendment and restatement of the Company's 1988 Director Stock Option Plan (the "Prior Plan") and supersedes the Prior Plan, the separate existence of which shall terminate on the effective date of this Plan. The rights and privileges of holders of options outstanding under the Prior Plan shall not be adversely affected by the foregoing action.

     The purpose of the Plan is to attract and retain qualified persons to serve as Directors of the Company and to encourage ownership of stock of the Company by such Directors so as to provide additional incentives to promote the success of the Company.

2.   ADMINISTRATION OF THE PLAN; GOVERNING LAW.

     Grants of stock options under the Plan shall be automatic as provided in
Section 7. However, all questions of interpretation with respect to the Plan and options granted under it shall be determined by a committee consisting of all Directors of the Company who are not eligible to participate in the Plan, and such determination shall be final and binding upon all persons having an interest in the Plan. This Plan shall be governed by and interpreted in accordance with the laws of The Commonwealth of Massachusetts.

3.   PERSONS ELIGIBLE TO PARTICIPATE IN THE PLAN.

     Members of the Board who are not also officers or employees of the Company shall be eligible to participate in the Plan.

4.   SHARES SUBJECT TO THE PLAN.

     (a) Genzyme General Division Common Stock ("GGD Stock"), Genzyme Tissue Repair Division Common Stock ("GTR Stock") and Genzyme Molecular Oncology Division Common Stock ("GMO Stock") are series of the Company's Common Stock that may be granted under this Plan. The aggregate number of shares of each series of Common Stock that may be issued upon exercise of options granted under this Plan is:

                                                        GGD STOCK       GTR STOCK      GMO STOCK
                                                        ---------       ---------      ---------
New shares to be authorized under the Plan                120,400        100,000         70,000
Authorized and available for grant from Prior Plan         24,000         24,818         53,800
Outstanding options from Prior Plan                       185,600         75,182         16,200
                                                          -------        -------        -------
Total reserve                                             310,000        200,000        140,000

In the event of a stock dividend, split-up, combination or reclassification of shares, recapitalization or other similar capital change relating to the Common Stock, the maximum aggregate number and kind of shares or securities of the Company as to which options may be granted under this Plan and as to which options then outstanding shall be exercisable, and the option price of such options, shall be appropriately adjusted by the Board (whose determination shall be conclusive) so as to preserve the value of the option.

     (b) In the event of a consolidation or merger of the Company with another corporation where the Company's stockholders do not own a majority in interest of the surviving or resulting corporation, or the sale or exchange of all or substantially all of the assets of the Company, or a reorganization or liquidation of the Company, any deferred exercise period shall be automatically accelerated and each holder of an outstanding option shall be entitled to receive upon exercise and payment in accordance with the terms of the option the same shares, securities or property as he or she would have been entitled to receive upon the occurrence of such event if he or she had been, immediately prior to such event, the holder of the number of shares of Common Stock purchasable under his or her option or, if another corporation shall be the survivor, such corporation shall substitute therefor substantially equivalent shares, securities or property of such other corporation; provided, however, that in lieu of the foregoing the Board may make such other provision as it may consider equitable to holders and in the best interests of the Company.

     (c) Whenever options under this Plan (including options outstanding under the Prior Plan as of the effective date of this Plan) lapse or terminate or otherwise become unexercisable, the shares of Common Stock which were subject to such options may again be subjected to options under this Plan. The Company shall at all times while this Plan is in force reserve such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Plan.

5.   NONSTATUTORY STOCK OPTIONS.

     All options granted under this Plan shall be nonstatutory options not entitled to special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").

6.   FORM OF OPTIONS.

     Options granted hereunder shall be in such form as the Board may from time to time determine.

7.   GRANT OF OPTIONS AND OPTION TERMS.

     (a) AUTOMATIC GRANT OF OPTIONS. At each annual meeting of the stockholders of the Company, those Directors to be elected or re-elected at that meeting who are eligible to receive options under this Plan shall automatically be granted, for each year of the term of office to which they are elected, options to purchase (i) 4,000 shares of GGD Stock, (ii) a number of shares of GTR Stock equal to 1,000 times a fraction, the numerator of which is the Fair Market Value of the GGD Stock and the denominator of which is the Fair Market Value of the GTR Stock (a market value equal to one-quarter of the market value of the stock subject to the GGD Stock option), and (iii) a number of shares of GMO Stock equal to 1,000 times a fraction, the numerator of which is the Fair Market Value of the GGD Stock and the denominator of which is the Fair Market Value of the GMO Stock (a market value equal to one-quarter of the market value of the stock subject to the GGD Stock option). In addition, upon the election of an eligible Director under this Plan other than at an annual meeting of stockholders (whether by the Board or the stockholders and whether to fill a vacancy or otherwise), such Director shall automatically be granted options to purchase the number of shares of GGD Stock, GTR Stock and GMO Stock described in the preceding sentence for each year or portion thereof of the term of office to which he or she is elected. The "Date of Grant" for options granted under this Plan shall be the date of election or re-election as a Director, as the case may be. No options shall be granted hereunder after ten years from the date on which this Plan was initially approved and adopted by the Board. As used herein, "Fair Market Value" for each series of the Common Stock shall mean the closing sale price of such series as reported by the Nasdaq National Market or the principal securities exchange or over-the-counter market on which such series is listed or quoted on the Date of Grant of such options or, if such series is not then listed on the Nasdaq National Market or any securities exchange or quoted in the over-the-counter market, the fair market value of such series as determined in good faith by the Board.

     (b) OPTION PRICE. The option price per share for each option granted under this Plan shall be equal to the Fair Market Value of the series of Common Stock with respect to which the option is exercisable.

     (c) TERM OF OPTION. The term of each option granted under this Plan shall be ten years from the Date of Grant.

     (d) PERIOD OF EXERCISE. Options granted under this Plan shall become exercisable on the date of each annual meeting of stockholders following their Date of Grant, if and only if the option holder is a member of the Board at the opening of business on that date. Directors holding exercisable options under this Plan who cease to serve as members of the Board may, during their lifetime, exercise the rights they had under such options at the time they ceased being a Director for the full unexpired term of such option. Upon the death of a Director, those entitled to do so under the Director's will or the laws of descent and distribution shall have the right, at any time within twelve months after the date of death, to exercise in whole or in part any rights which were available to the Director at the time of his or her death. Options granted under this Plan shall terminate, and no rights thereunder may be exercised, after the expiration of the applicable exercise period. Notwithstanding the foregoing provisions of this section, no rights under any options may be exercised after the expiration of ten years from their Date of Grant.

     (e) METHOD OF EXERCISE AND PAYMENT. Options may be exercised only by written notice to the Company at its head office accompanied by payment of the full option price for the shares of Common Stock as to which they are exercised. The option price shall be paid in cash or by check. Upon receipt of such notice and payment, the Company shall promptly issue and deliver to the optionee (or other person entitled to exercise the option) a certificate or certificates for the number of shares as to which the exercise is made.

     (f) NON-TRANSFERABILITY. Options granted under this Plan shall not be transferable by the holder thereof otherwise than by will or the laws of descent and distribution, and shall be exercisable, during the holder's lifetime, only by him or her.

     (g) AMENDMENT. In addition to the rights set forth in Section 4(b) of this Plan, the Board may amend or modify any outstanding option in any respect, provided that the optionee's consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the optionee.

8.   LIMITATION OF RIGHTS.

     (a) NO RIGHT TO CONTINUE AS A DIRECTOR. Neither this Plan, nor the granting of an option or any other action taken pursuant to this Plan, shall constitute an agreement or understanding, express or implied, that the Company will retain an optionee as a Director for any period of time or at any particular rate of compensation.

     (b) NO STOCKHOLDERS' RIGHTS FOR OPTIONS. Directors shall have no rights as a stockholder with respect to the shares covered by their options until the date they exercise such options and pay the option price to the Company, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such option is exercised and paid for.

9.   EFFECTIVE DATE; AMENDMENT OR TERMINATION.

     Subject to the approval of the stockholders of the Company, this Plan shall be effective as of March 6, 1998. Prior to such approval, options may be granted under this Plan expressly subject to such approval. The Board may amend or terminate this Plan at any time, subject to any stockholder approval that the Board determines to be necessary or advisable.

10.  STOCKHOLDER APPROVAL.

     This Plan is subject to approval by the stockholders of the Company by the affirmative vote of the holders of a majority of the votes properly cast by holders of the shares of Common Stock of the Company present, or represented and entitled to vote, at a meeting duly held in accordance with the laws of The Commonwealth of Massachusetts. In the event such approval is not obtained, all options granted under this Plan shall be void and without effect.

APPENDIX B

Adopted by directors on March 15, 1990
Approved by shareholders on May 17, 1990
Amended by directors on August 9, 1990
Amended by directors on March 17, 1992
Approved by shareholders on May 21, 1992
Amended by directors on March 17, 1993
Approved by shareholders on May 21, 1993
Amended and restated by directors on August 25, 1994
Approved by shareholders on December 12, 1994
Amended by directors on April 12, 1995
Approved by shareholders on May 18, 1995
Restated to reflect 2:1 stock split of the General Division Stock on July 25,
 1996
Amended and restated by directors on January 30, 1997
Amended by directors on April 9, 1997
Approved by shareholders on June 12, 1997
Amended by directors on March 6, 1998

                               GENZYME CORPORATION

                        1990 EMPLOYEE STOCK PURCHASE PLAN

1.   Purpose.


     The purpose of this 1990 Employee Stock Purchase Plan (the "Plan") is to provide employees of Genzyme Corporation (the "Company") and its subsidiaries who wish to become shareholders of the Company an opportunity to purchase shares of common stock, $0.01 par value, of the Company (the "Shares"). The Plan is intended to qualify as an "employee stock purchase plan" within the meaning of
Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

     The Plan constitutes an amendment and restatement of the Company's 1988 Employee Stock Purchase Plan (the "1988 Plan"), which is hereby merged with and into the Plan, and the separate existence of the 1988 Plan shall terminate on the effective date of the Plan. The rights and privileges of the holders of outstanding options or rights under the 1988 Plan shall not be adversely affected by the foregoing action.

     2.   Eligible Employees.

     Subject to the provisions of Sections 7, 8 and 9 below, any individual who is in the full-time employment (as defined below) of the Company, or any of its subsidiaries (as defined in Section 425(f) of the Code), the employees of which are designated by the Board of Directors as eligible to participate in the Plan, is eligible to participate in any Offering of Shares (as defined in Section 3 below) made by the Company hereunder. Full-time employment shall include all employees whose customary employment is:

     (a) 20 hours or more per week and

     (b) more than five months

in the calendar year during which said Offering Date (as defined in Section 3 below) occurs or in the calendar year immediately preceding such year.

3.   Offering Dates.

     From time to time, the Company, by action of the Board of Directors, will grant rights to purchase shares of the General Division Common Stock ("GGD Stock"), the Tissue Repair Division Common Stock ("GTR Stock") and/or the Genzyme Molecular Oncology Division Common Stock ("GMO Stock") to employees eligible to participate in the Plan pursuant to one or more offerings (each of which is an "Offering") on a date or series of dates (each of which is an "Offering Date") designated for this purpose by the Board of Directors. The Board or any Administrator designated pursuant to Section 17 shall determine the proportion of each class of Common Stock that may be purchased in any Offering by participating employees. A reference to a class of Shares also means each separate series of a single class.

4.   Prices.

     The price per share for each grant of rights hereunder shall be the lesser of:

     (a) eighty-five percent (85%) of the fair market value on the Offering Date on which such right was granted of a share of the class of Common Stock to which the right relates; or

     (b) eighty-five percent (85%) of the fair market value on the date such right is exercised of a share of the class of Common Stock to which the right relates. At its discretion, the Board of Directors may determine a higher price for a grant of rights.

5.   Exercise of Rights and Method of Payment.

     (a) Rights granted under the Plan will be exercisable periodically on specified dates as determined by the Board of Directors.

     (b) The method of payment for Shares purchased upon exercise of rights granted shall be through regular payroll deductions or by lump sum cash payment or both, as determined by the Board of Directors. No interest shall be paid upon payroll deductions unless specifically provided for by the Board of Directors.

     (c) Any payments received by the Company from a participating employee and not utilized for the purchase of Shares upon exercise of a right granted hereunder shall be promptly returned to such employee by the Company after termination of the right to which the payment relates.

6.   Term of Rights.

     The total period from an Offering Date to the last date on which rights granted on that Offering Date are exercisable (the "Offering Period") shall in no event be longer than twenty-seven (27) months. The Board of Directors when it authorizes an Offering may designate one or more exercise periods during the Offering Period. Rights granted on an Offering Date shall be exercisable in full on the Offering Date or in such proportion on the last day of each exercise period as the Board of Directors determines.

7.   Shares Subject to the Plan.

     No more than Two Million Two Hundred Fifty Thousand (2,250,000) shares of GGD Stock, One Million Four Hundred Fifty Thousand (1,450,000) shares of GTR Stock and Five Hundred Thousand (500,000) shares of GMO Stock may be sold pursuant to rights granted under the Plan (including shares heretofore issued pursuant to or subject to outstanding options or rights granted under the 1988
Plan). Appropriate adjustments in the above amounts, in the number of Shares covered by outstanding rights granted hereunder, in the exercise price of the rights and in the maximum number of Shares which an employee may purchase (pursuant to Section 8 below) shall be made to give effect to any mergers, consolidations, reorganizations, recapitalizations, stock splits, stock dividends or other relevant changes in the capitalization of the Company occurring after the effective date of the Plan, provided that no fractional Shares shall be subject to a right and each right shall be adjusted downward to the nearest full Share. Any agreement of merger or consolidation shall include provisions for protection of the then existing rights of participating employees under the Plan. Either authorized and unissued Shares or issued Shares heretofore or hereafter reacquired by the Company may be subject to rights under the Plan. If for any reason any right under the Plan terminates in whole or in part, Shares subject to such terminated right may be subject to a right under the Plan.

8.   Limitations on Grants.

     (a) No employee shall be granted a right hereunder if such employee, immediately after the right is granted would own stock or rights to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company, or of any subsidiary, computed in accordance with Section 423(b)(3) of the Code.

     (b) No employee shall be granted a right which permits his rights to purchase shares under all employee stock purchase plans of the Company and its subsidiaries to accrue at a rate which exceeds twenty-five thousand dollars ($25,000) (or such other maximum as may be prescribed from time to time by the Code) of the fair market value of such Shares (determined at the time such right is granted) for each calendar year in which such right is outstanding at any time in accordance with the provisions of Section 423(b)(8) of the Code.

     (c) No right granted to any participating employee under an Offering, when aggregated with rights granted under any other Offering still exercisable by the participating employee, shall cover more shares than may be purchased at an exercise price not to exceed fifteen percent (15%) of the employee's annual rate of compensation on the date the employee elects to participate in the Offering or such lesser percentage as the Board of Directors may determine.

9.   Limit on Participation.

     Participation in an Offering shall be limited to eligible employees who elect to participate in such Offering in the manner, and within the time limitations, established by the Board of Directors when it authorizes the Offering.

10.  Cancellation of Election to Participate.

     An employee who has elected to participate in an Offering may cancel such election as to all (but not part) of the unexercised rights granted under such Offering by giving written notice of such cancellation to the Company before the expiration of any exercise period. Any amounts paid by the employee for the Shares or withheld for the purchase of Shares from the employee's compensation through payroll deductions shall be paid to the employee, without interest unless otherwise determined by the Board of Directors, upon such cancellation.

11.  Termination of Employment.

     Upon the termination of employment for any reason, including the death of the employee, before the date on which any rights granted under the Plan are exercisable, all such rights shall immediately terminate and amounts paid by the employee for the Shares or withheld for the purchase of Shares from the employee's compensation through payroll deductions shall be paid to the employee or to the employee's estate, without interest unless otherwise determined by the Board of Directors.

12.  Employee's Rights as Shareholder.

     No participating employee shall have any rights as a shareholder in the Shares covered by a right granted hereunder until such right has been exercised, full payment has been made for the corresponding Shares and the Shares certificate is actually issued.

13.  Rights Not Transferable.

     Rights under the Plan are not assignable or transferable by a participating employee and are exercisable only by the employee.

14.  Amendments to or Discontinuation of the Plan.

     The Board of Directors of the Company shall have the right to amend, modify or terminate the Plan at any time without notice; provided, however, that the then existing rights of all participating employees shall not be adversely affected thereby, and provided further that, subject to the provisions of
Section 7 above, no such amendment to the Plan shall, without the approval of the shareholders of the Company, increase the total number of shares of GGD Stock, GTR Stock or GMO Stock which may be offered under the Plan.

15.  Effective Date and Approvals.

     Subject to the approval of the shareholders of the Company, this Plan shall be effective on March 15, 1990, the date it was adopted by the Board of Directors.

     The Company's obligation to offer, sell and deliver its Shares under the Plan is subject to (i) the approval of any governmental authority required in connection with the authorization, issuance or sale of such Shares, (ii) satisfaction of the listing requirements of any national securities exchange on which the Shares are then listed and (iii) compliance, in the opinion of the Company's counsel, with all applicable federal and state securities and other laws.

16.  Term of Plan.

     No rights shall be granted under the Plan after March 14, 2000.

17.  Administration of the Plan.

     The Board of Directors or any committee or person(s) to whom it delegates its authority (the "Administrator") shall administer, interpret and apply all provisions of the Plan as it deems necessary. Nothing contained in this Section shall be deemed to authorize the Administrator to alter or administer the provisions of the Plan in a manner inconsistent with the provisions of Section 423 of the Code.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

           PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 28, 1998

                              GENZYME CORPORATION
                         GENERAL DIVISION COMMON STOCK

     The undersigned stockholder of Genzyme Corporation (the "Company") hereby appoints Henri A. Termeer, David J. McLachlan and Peter Wirth, and each of them acting singly, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all the shares of General Division Common Stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 28, 1998, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 THROUGH 4. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                                                             Mark Here For
                        PLEASE SIGN AND MAIL PROXY TODAY     Address Change  [ ]
                                                             and Note on Reverse

                                                                     -----------
                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE).       SEE REVERSE
                                                                        SIDE
                                                                     -----------

--------------------------------------------------------------------------------



     PLEASE MARK YOUR
[X]  VOTES AS IN THIS
     EXAMPLE.

                        FOR            WITHHELD
                    all nominees  for all nominees                                                          FOR  AGAINST  ABSTAIN
1. Proposal to          [ ]              [ ]                2. Proposal to amend the Company's 1990         [ ]    [ ]      [ ]
   elect directors.                                            Employee Stock Purchase Plan to increase
                                                               the number of shares of General Division
NOMINEES:  Henry E. Blair                                      Common Stock available for issuance under
           Douglas A. Berthiaume                               the plan by 250,000 shares.

FOR, except vote withheld from the following nominee(s):    3. Proposal to amend the Company's 1990         [ ]    [ ]      [ ]
                                                               Employee Stock Purchase Plan to increase
                                                               the number of shares of Tissue Repair
---------------------------------------------------------      Division Common Stock available for issuance
                                                               under the plan by 350,000 shares.

                                                                        4. Proposal to approve the Genzyme  [ ]    [ ]      [ ]
                                                                           Corporation 1998 Director Stock
                                                                           Option Plan.




Signature: ______________________________ Date: ____________    Signature: ______________________________ Date: ____________
                                                                               (If held jointly)

NOTE: Please sign exactly as name appears on stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partner, please sign in partnership name by authorized person.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

           PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 28, 1998

                              GENZYME CORPORATION
                      TISSUE REPAIR DIVISION COMMON STOCK

     The undersigned stockholder of Genzyme Corporation (the "Company") hereby appoints Henri A. Termeer, David J. McLachlan and Peter Wirth, and each of them acting singly, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all the shares of Tissue Repair Division Common Stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 28, 1998, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 THROUGH 4. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                                                             Mark Here For
                        PLEASE SIGN AND MAIL PROXY TODAY     Address Change  [ ]
                                                             and Note on Reverse


                                                                     -----------
                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE).       SEE REVERSE
                                                                        SIDE
                                                                     -----------


--------------------------------------------------------------------------------


     PLEASE MARK YOUR
[X]  VOTES AS IN THIS
     EXAMPLE.

                        FOR            WITHHELD
                    all nominees  for all nominees                                                          FOR  AGAINST  ABSTAIN
1. Proposal to          [ ]              [ ]                2. Proposal to amend the Company's 1990         [ ]    [ ]      [ ]
   elect directors.                                            Employee Stock Purchase Plan to increase
                                                               the number of shares of General Division
NOMINEES:  Henry E. Blair                                      Common Stock available for issuance under
           Douglas A. Berthiaume                               the plan by 250,000 shares.

FOR, except vote withheld from the following nominee(s):    3. Proposal to amend the Company's 1990         [ ]    [ ]      [ ]
                                                               Employee Stock Purchase Plan to increase
                                                               the number of shares of Tissue Repair
---------------------------------------------------------      Division Common Stock available for issuance
                                                               under the plan by 350,000 shares.

                                                                        4. Proposal to approve the Genzyme  [ ]    [ ]      [ ]
                                                                           Corporation 1998 Director Stock
                                                                           Option Plan.




Signature: ______________________________ Date: ____________    Signature: ______________________________ Date: ____________

NOTE: Please sign exactly as name appears on stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partner, please sign in partnership name by authorized person.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

           PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 28, 1998

                              GENZYME CORPORATION
                    MOLECULAR ONCOLOGY DIVISION COMMON STOCK

     The undersigned stockholder of Genzyme Corporation (the "Company") hereby appoints Henri A. Termeer, David J. McLachlan and Peter Wirth, and each of them acting singly, the attorneys and proxies of the undersigned, with full power of substitution, to vote on behalf of the undersigned all the shares of Molecular Oncology Division Common Stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 28, 1998, and at all adjournments thereof, hereby revoking any proxy heretofore given with respect to such shares.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER(S). IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 THROUGH 4. IN THEIR DISCRETION, THE PROXIES ARE ALSO AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

                                                             Mark Here For
                        PLEASE SIGN AND MAIL PROXY TODAY     Address Change  [ ]
                                                             and Note on Reverse


                                                                     -----------
                 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE).       SEE REVERSE
                                                                        SIDE
                                                                     -----------


--------------------------------------------------------------------------------


     PLEASE MARK YOUR
[X]  VOTES AS IN THIS
     EXAMPLE.

                        FOR            WITHHELD
                    all nominees  for all nominees                                                          FOR  AGAINST  ABSTAIN
1. Proposal to          [ ]              [ ]                2. Proposal to amend the Company's 1990         [ ]    [ ]      [ ]
   elect directors.                                            Employee Stock Purchase Plan to increase
                                                               the number of shares of General Division
NOMINEES:  Henry E. Blair                                      Common Stock available for issuance under
           Douglas A. Berthiaume                               the plan by 250,000 shares.

FOR, except vote withheld from the following nominee(s):    3. Proposal to amend the Company's 1990         [ ]    [ ]      [ ]
                                                               Employee Stock Purchase Plan to increase
                                                               the number of shares of Tissue Repair
---------------------------------------------------------      Division Common Stock available for issuance
                                                               under the plan by 350,000 shares.

                                                                        4. Proposal to approve the Genzyme  [ ]    [ ]      [ ]
                                                                           Corporation 1998 Director Stock
                                                                           Option Plan.




Signature: ______________________________ Date: ____________    Signature: ______________________________ Date: ____________
                                                                               (If held jointly)

NOTE: Please sign exactly as name appears on stock certificate. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partner, please sign in partnership name by authorized person.